Exhibit 10.1

INVESCO LTD.

EXECUTIVE INCENTIVE BONUS PLAN

1.	Purpose

The purpose of the Plan is to establish a program of incentive compensation for designated officers and/or key employees of the Company that is directly related to the performance results of the Company and such employees. The Plan provides annual incentives, contingent upon meeting certain performance goals, to certain officers and/or key employees who make substantial contributions to the Company.

2.	Definitions
For purposes of the Plan, the following terms are defined as set forth below:

“162(m) Bonus Award” means a Bonus Award which is intended to qualify for the performance-based compensation exception to Section 162(m) of the Code, as further described in Section 7 hereof.

“Board” means the Board of Directors of Invesco Ltd.

“Bonus Award” means the award, as determined by the Committee, to be granted to a Participant based on that Participant’s level of attainment of his or her goals established in accordance with Sections 4, 5, 6 and 7, as applicable.

“Change in Control” has the meaning set forth in the Invesco Ltd. 2008 Equity Incentive Plan.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Committee” means either (i) the Board or (ii) a committee selected by the Board to administer the Plan and composed of not less than two directors, each of whom is an “outside director” (within the meaning of Section 162(m) of the Code). If at any time such a Committee has not been so designated, the Compensation Committee of the Board shall constitute the Committee or if there shall be no Compensation Committee of the Board, the Board shall constitute the Committee.

“Company” means Invesco Ltd. and each of its subsidiaries and affiliates.

“Designated Beneficiary” means the beneficiary or beneficiaries designated to receive the amount, if any, payable under the Plan upon the Participant’s death.

“Individual Target Award” means the targeted performance award for a Performance Period specified by the Committee.

“Participant” means any officer or key employee designated by the Committee to participate in the Plan.

“Performance Criteria” means objective performance criteria established by the Committee (which satisfies the requirements of Section 7(b)), in its sole discretion, with respect to 162(m) Bonus Awards. Performance Criteria shall be measured in terms of one or more of the following objectives, which objectives may relate to Company-wide objectives or of the subsidiary, division, department or function of the Company: operating revenues, annual revenues, net revenues, clients’ assets under management (“AUM”), gross sales, net sales, net asset flows, revenue weighted net asset flows, cross selling of investment products across regions and distribution channels, investment performance by account or weighted by AUM (relative and absolute performance), investment performance ratings as measured by recognized third parties, risk adjusted investment performance, (information ratio, sharpe ratio), expense efficiency ratios, expense management, operating margin and net operating margin, net revenue yield on AUM, client redemption rates and new account wins and size of pipeline, market share, customer service measures or indices, success of new product launches as measured by revenues, asset flows, AUM and investment performance, profit margin, operating profit margin, earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization), earnings per share, diluted earnings per share growth, operating income, pre- or after-tax income, net income, free cash flow (operating cash flow less capital expenditures), cash flow per share, return on equity (or return on equity adjusted for goodwill), return on capital (including return on total capital or return on invested capital), return on investment, share price appreciation, total shareholder return (measured in terms of share price appreciation and dividend growth), cost control, business expansion or consolidation, diversification of AUM by investment objectives, growth in global position (AUM domiciled outside of United States), diversified distribution channels, successful integration of acquisitions, market value of a business or group based on independent third-party valuation or change in working capital.

“Performance Period” means the period during which performance is to be measured to determine the level of attainment of a Bonus Award.

“Plan” means this Invesco Ltd. Executive Incentive Bonus Plan.

3.	Eligibility

Participants in the Plan shall be selected by the Committee for each Performance Period from those officers and key employees of the Company whose efforts contribute materially to the success of the Company. No employee shall be a Participant unless he or she is selected by the Committee, in its sole discretion. No employee shall at any time have the right to be selected as a Participant nor, having been selected as a Participant for one Performance Period, to be selected as a Participant in any other Performance Period.

4.	Administration

The Committee, in its sole discretion, will determine eligibility for participation, establish the maximum award which may be earned by each Participant (which may be expressed in terms of a dollar amount, percentage of base pay or total pay (excluding payments made under this Plan), an amount determined pursuant to an objective formula or standard or any other measurement), establish goals for each Participant (which may be objective or subjective, and based on individual, Company, subsidiary and/or division performance), calculate and determine each Participant’s level of attainment of such goals, and calculate the Bonus Award for each Participant based upon such level of attainment.

Except as otherwise herein expressly provided, full power and authority to construe, interpret and administer the Plan shall be vested in the Committee, including the power to amend or terminate the Plan as set forth in Section 15 hereof. The Committee may at any time adopt such rules, regulations, policies or practices as, in its sole discretion, it shall determine to be necessary or appropriate for the administration of, or the performance of its respective responsibilities under, the Plan. The Committee may at any time amend, modify, suspend or terminate such rules, regulations, policies or practices.

The Committee shall adjust the performance goals applicable to any Bonus Awards to reflect any unusual or non-recurring events and other extraordinary items, impact of charges for restructurings, discontinued operations and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis or other Company filings with the Securities and Exchange Commission; provided, however, that no such modification shall be made if the effect would be to cause a 162(m) Bonus Award to fail to qualify for the performance-based compensation exception to Section 162(m) of the Code. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the applicable subsidiary, division, department or function of the Company, the manner in which it conducts its business or other events or circumstances render the Performance Criteria to be unsuitable, the Committee may modify such Performance Criteria or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable; provided, however, that no such modification shall be made if the effect would be to cause a 162(m) Bonus Award to fail to qualify for the performance-based compensation exception to Section 162(m) of the Code.

5.	Bonus Awards

For each Participant for each Performance Period, the Committee may specify an Individual Target Award. The Individual Target Award may be expressed, at the Committee’s discretion, as a fixed dollar amount, a percentage of base pay or total pay (excluding payments made under this Plan) or an amount determined pursuant to an objective formula or standard. Establishment of an Individual Target Award for an employee for a Performance Period shall not imply or require that the same level Individual Target Award (if any such award is established by the Committee for the relevant Participant) be set for any subsequent Performance Period. At the time the performance goals are established, the Committee shall specify the Performance Criteria to be achieved, a minimum acceptable level of achievement below which no payment or award will be made and, to the extent relevant, a formula for determining the amount of any payment or award to be made if performance is at or above the minimum acceptable level but falls short of full achievement of the specified Performance Criteria.

Notwithstanding any other provision to the contrary herein, the Committee may, in its sole and absolute discretion, elect to pay a Participant an amount that is less than the

Participant’s Individual Target Award (or attained percentage thereof) regardless of the degree of attainment of the Performance Criteria.

6.	Payment of Bonus Awards

Bonus Awards earned during any Performance Period shall be paid as soon as practicable following the end of such Performance Period and the determination of the amount thereof shall be made by the Committee. It is intended that a Bonus Award will be paid no later than the fifteenth (15th) day of the third month following the later of: (a) the end of the Participant’s taxable year in which the requirements for such Bonus Award have been satisfied by the Participant or (b) the end of the Company’s fiscal year in which the requirements for such Bonus Award have been satisfied by the Participant. Payment of Bonus Awards shall be made in the form of cash, common shares of the Company or equity awards in respect of Company common shares, which common shares or equity awards may be subject to additional vesting provisions as determined by the Committee. Any common shares or equity awards granted in satisfaction of a Bonus Award will be granted under the Company’s equity incentive plan(s) as in effect from time to time. Bonus Award amounts earned but unpaid will not accrue interest. The Committee may at its option establish procedures pursuant to which Participants are permitted to defer the receipt of Bonus Awards payable hereunder.

7.	162(m) Bonus Awards

Unless determined otherwise by the Committee, each Bonus Award awarded under the Plan shall be a 162(m) Bonus Award and will be subject to the following requirements, notwithstanding any other provision of the Plan to the contrary:

(a)

No 162(m) Bonus Award may be paid unless and until the shareholders of the Company have approved this Plan in a manner which complies with the shareholder approval requirements of Section 162(m) of the Code.

(b)	A 162(m) Bonus Award may be made only by a Committee which is comprised solely of not less than two directors, each of whom is an “outside director” (within the meaning of Section 162(m) of the Code).
(c)

The performance goals to which a 162(m) Bonus Award is subject must be based solely on Performance Criteria and the outcome of the Performance Criteria must be substantially uncertain at the time the Committee establishes the Performance Criteria. Such performance goals, and the maximum, target and/or threshold (as applicable) Bonus Amount payable upon attainment thereof, must be established by the Committee within the time limits required in order for the 162(m) Bonus Award to qualify for the performance-based compensation exception to Section 162(m) of the Code.

(d)	No 162(m) Bonus Award may be paid until the Committee has certified the level of attainment of the applicable Performance Criteria.

(e)

The maximum amount of a 162(m) Bonus Award is $50 million to a single Participant during any calendar year and the Performance Period for a 162(m) Bonus Award shall be the Company’s fiscal year (or such longer period as determined by the Committee).

8.	Termination of Employment

Unless otherwise specified by the Committee, to be eligible to receive a payment of a Bonus Award with respect to a Performance Period, a Participant must be employed by the Company on the last day of such Performance Period and on the date that the Bonus Award is paid, and must satisfy such other requirements as may be imposed by the Committee. Notwithstanding the foregoing, the Committee, in its sole discretion, may provide, to the extent permitted under Section 162(m) of the Code, that in the case of a Participant’s death, disability or a Change in Control of the Company during the Performance Period (or such other termination situations as permitted under Section 162(m) of the Code), Committee may pay a Bonus Award either during or after the Performance Period without regard to actual achievement of the performance goals. In the event of a Participant’s death prior to the payment of a Bonus Award which has been earned, such payment shall be made to the Participant’s Designated Beneficiary or, if there is none living, to the estate of the Participant.

9.	Successors

The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and businesses of the Company.

10.	Non-Alienation of Benefits

A Participant may not assign, sell, encumber, transfer or otherwise dispose of any rights or interests under the Plan except by will or the laws of descent and distribution. Any attempted disposition in contravention of the preceding sentence shall be null and void.

11.	No Claim or Right to Plan Participation

No employee or other person shall have any claim or right to be selected as a Participant under the Plan. Neither the Plan nor any action taken pursuant to the Plan shall be construed as giving any employee any right to be retained in the employ of the Company.

12.	Taxes

The Company shall deduct from all amounts paid under the Plan all federal, state, local and other taxes required by law to be withheld with respect to such payments.

13.	Payments to Persons Other Than the Participant

If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his or her affairs because of incapacity, illness or accident, or is a minor, or has died, then any payment due to such person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs, be paid to his or her spouse, a child, a relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee, in its sole discretion, to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Company therefor.

14.	No Liability of Committee Members

No member of the Committee shall be personally liable by reason of any contract or other instrument related to the Plan executed by such member or on his or her behalf in his or her capacity as a member of the Committee, nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including legal fees, disbursements and other related charges) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud, dishonesty or bad faith.

15.	Termination or Amendment of the Plan

The Committee may amend, suspend or terminate the Plan at any time; provided that no amendment may be made without the approval of the Company’s shareholders if the effect of such amendment would be to cause outstanding or pending 162(m) Bonus Awards to cease to qualify for the performance-based compensation exception to Section 162(m) of the Code.

16.	Unfunded Plan

Participants shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, Designated Beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.

The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

17.	Governing Law

The terms of the Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the State of Georgia, without reference to principles of conflict of laws.

18.	Effective Date

The Plan is effective as of January 1, 2008, subject to approval of the shareholders as required by Section 162(m) of the Code.